Exhibit 99.1

Biodesix Announces Third Quarter 2026 Results and Highlights

Delivered total revenue of $24.0 million, an increase of 10% year over year

Grew Diagnostic Testing revenue 16% year over year, with test volumes increasing 24%

Maintained an 81% gross margin, improved Net loss and Adjusted EBITDA loss by 8% and 16%, respectively

Revises full-year 2026 revenue guidance to $101 million to $103 million

Conference call and webcast Today at 4:30 p.m. ET

LOUISVILLE, CO, November 5, 2026 – Biodesix, Inc. (Nasdaq: BDSX), a leading diagnostic solutions company, today announced its financial and operating results for the third quarter ended September 30, 2026.

“Biodesix delivered another quarter of year-over-year growth, with total revenue increasing 10%, Diagnostic Testing revenue increasing 16%, test volumes increasing 24%, and gross margin remaining strong at 81%,” said Scott Hutton, Chief Executive Officer. “However, our growth was below our expectations, and we understand the principal drivers: fewer contributing sales representatives than planned limited new physician and account growth; greater-than-anticipated seasonality, primarily in primary care, reduced ordering frequency among otherwise stable base customers; and delays in external customer dependencies postponed the start of Development Services projects and the associated revenue recognition. The factors that impacted the quarter were largely execution and timing related rather than a change in demand, clinical utility, or market opportunity. We have identified the drivers, taken corrective actions, and entered the fourth quarter with a larger sales organization positioned for improved execution. Early fourth-quarter trends indicate accelerating new customer acquisition, continued growth across our established customer base, and broader physician engagement. October produced our strongest month of new physician acquisition this year.”

“We also strengthened our long-term position in lung diagnostics through meaningful strategic progress; highlights include CHEST recognition of biomarker-guided lung nodule management, our expansion into multimodal Digital Diagnostics, and complementary MRD programs. As a result of this progress and the corrective actions implemented, we believe Biodesix is positioned to enter 2027 from a stronger strategic position than ever before.”

Recent Business Highlights

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The American College of Chest Physicians (CHEST) published “Building a Lung Nodule Program: From Detection to Diagnosis,” a framework developed by a multidisciplinary panel of expert clinicians that identifies validated biomarker testing, such as Nodify Lung® Risk Assessment Testing, as a core component of standardized risk stratification in lung nodule programs. The framework represents further recognition of biomarker-guided risk stratification as an important component of evidence-based lung nodule management supporting broader adoption by health systems and integrated care networks.
•
Presented both sponsored and independent real-world evidence at CHEST 2026 supporting the integration of Nodify Lung® Risk Assessment Testing into routine nodule care, including analyses from the CLARIFY study of more than 2,000 patients evaluating clinical utility, follow-up, and test sequencing with PET imaging.
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Announced the addition of Digital Diagnostics to the Company’s Lung Diagnostics portfolio strategy, establishing the foundation for a multimodal platform that combines blood-based biomarkers, imaging biomarkers, and artificial intelligence. The first product, a radiomics-based test for lung nodule risk assessment developed with Vanderbilt University and Vanderbilt Health, is designed to complement the Nodify Lung®

portfolio and we believe represents the next phase of innovation in lung diagnostics. Commercial availability is anticipated in 2028.
•
Announced two complementary approaches to molecular residual disease (MRD) monitoring: a tumor-informed assay developed with Bio-Rad Laboratories and a tumor-naïve, methylation-based assay under development with Thermo Fisher Scientific. Both programs are being validated with investigators at Memorial Sloan Kettering Cancer Center and are designed as hybrid programs, combining a central lab model with distribution on partner platforms installed in laboratories globally.

Financial Highlights for the Third Quarter 2026

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Diagnostic Testing revenue was $23.0 million in the third quarter, representing 16% growth, driven by a 24% increase in test volumes to 19,400, partially offset by lower average revenue per test year-over-year. The lower average revenue per test was primarily attributable to a larger percentage of total lung test volume from Nodify CDT;
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Development Services revenue of $1.0 million in the third quarter 2026, as compared to $1.9 million in the prior year period, reflecting timing of project completion and revenue recognition;
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Total revenue of $24.0 million in the third quarter 2026, an increase of 10% over the prior year comparable period;
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Gross margin of 81% in the third quarter was flat compared to the prior year comparable period. The Company continues to deliver strong gross margins driven by higher Diagnostic Testing volumes and continued optimization of laboratory workflows, resulting in a lower cost per test;
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Operating expenses (excluding direct costs and expenses) of $25.5 million for the third quarter 2026, an increase of 3% compared to the prior year comparable period.
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Includes non-cash stock compensation expense of $0.9 million during the third quarter 2026, a decrease of 19% versus the prior year comparable period;
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Net loss of $8.0 million for the third quarter 2026, an improvement of 8% over the prior year comparable period;
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Adjusted EBITDA was a loss of $3.9 million in the third quarter 2026, a 16% improvement over the prior year comparable period;
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Cash and cash equivalents of $28.4 million, a decrease of $1.6 million as compared to the period ending June 30, 2026. Change in cash included $6.3 million of net proceeds from our at-the-market program.

2026 Financial Outlook

For full-year 2026, now Biodesix expects total revenue of $101 million to $103 million, with the midpoint representing approximately 15% growth over 2025. The Company expects to continue to make progress toward profitability while maintaining gross margins of approximately 80%. The outlook reflects third quarter results, the timing of our sales team expansion, and timing of expected Development Services contract execution and revenue recognition.

Conference call and webcast information

Listeners can register for the webcast via this link. Analysts who wish to participate in the question-and-answer session should use this link. A replay of the webcast will be available via the Company’s investor website approximately two hours after the call’s conclusion. Participants are advised to join 15 minutes prior to the start time.

For a full list of Biodesix press releases and webinars, please visit biodesix.com.

About Biodesix

Biodesix is a leading diagnostic solutions company, driven to improve clinical care and outcomes for patients. Biodesix Diagnostic Tests, including the Nodify Lung® Nodule Risk Assessment test and the IQLung® Cancer Treatment Guidance test, support clinical decisions to expedite personalized care and improve outcomes for patients with lung disease. Biodesix

Development Services enable the world’s leading biopharmaceutical, life sciences, and research institutions with scientific, technological, and operational capabilities that fuel the development of diagnostic tests, tools, and therapeutics. For more information, visit biodesix.com.

Trademarks: Biodesix, Biodesix Logo, Nodify Lung, and IQLung are trademarks or registered trademarks of Biodesix, Inc.

Use of Non-GAAP Financial Measure

Biodesix reported results are presented in accordance with generally accepted accounting principles in the United States (GAAP).

Biodesix also presents Adjusted EBITDA, a non-GAAP financial measure, in this press release. Adjusted EBITDA is a key performance measure that our management uses to assess our financial performance, for internal planning and forecasting purposes, and as an additional measure of our performance for the purposes of business decision-making, including managing expenditures. We believe that this non-GAAP financial measure is useful to investors and other interested parties in analyzing our financial performance because it provides a comparable overview of our operations across historical periods, and helps our management identify additional trends in our financial results that may not be shown solely by period-to-period comparisons of Net loss or Loss from operations. In addition, we believe that providing Adjusted EBITDA, together with a reconciliation of Net loss to Adjusted EBITDA, helps investors make comparisons between our Company and other companies that may have different capital structures, different tax rates, and/or different forms of employee compensation. Our management recognizes that Adjusted EBITDA has inherent limitations because of the excluded items and may not be directly comparable to similarly titled metrics used by other companies.

We calculate Adjusted EBITDA as Net loss adjusted to exclude interest, income tax expense, if any, depreciation and amortization, share-based compensation expense, loss on debt extinguishments, net, change in fair value of warrant liabilities, net, other income, net, and other non-recurring items. Non-recurring items are excluded as they are not representative of our underlying operating performance. Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for Loss from operations, Net loss, and other GAAP measures.

Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements contained in this press release other than statements of historical fact, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “plan,” “expect,” “predict,” “potential,” “opportunity,” “goals,” or “should,” and similar expressions are intended to identify forward-looking statements. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Biodesix has based these forward-looking statements largely on its current expectations and projections about future events and trends. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions. Forward-looking statements may include information concerning possible or assumed future results of operations, including descriptions of our revenues, profitability, outlook, and overall business strategy, the timing and assumptions regarding collection of revenues on projections, availability of funds and future capital, the anticipated impact and benefits of new clinical data, future products, reimbursement coverage and research partnerships, the impact of enhanced U.S. tariffs, import/export restrictions or other trade barriers on the company and its operations and financial performance. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Other factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of our most recent Annual Report on Form 10-K, filed February 26, 2026, or subsequent Quarterly Reports on Form 10-Q during 2026, as applicable. Biodesix undertakes no obligation to revise or publicly release the results of any revision to such forward-looking statements, except as required by law. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts:

Media:

Natalie St. Denis

natalie.stdenis@biodesix.com

(720) 925-9285

Investors:

Chris Brinzey

chris.brinzey@icrhealthcare.com

(339) 970-2843

Biodesix, Inc.

Condensed Balance Sheets (unaudited)

(in thousands, except share data)

	September 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$28,409	$18,987
Accounts receivable, net of allowance for credit losses of $121 and $62	9,117	9,036
Other current assets	4,609	4,495
Total current assets	42,135	32,518
Non‑current assets
Property and equipment, net	23,616	24,817
Intangible assets, net	2,531	3,883
Operating lease right-of-use assets	4,334	2,997
Goodwill	15,031	15,031
Other long-term assets	6,297	8,230
Total non‑current assets	51,809	54,958
Total assets	$93,944	$87,476

Liabilities and Stockholders' Equity (Deficit)
Current liabilities
Accounts payable	$2,626	$3,080
Accrued liabilities	8,505	11,033
Deferred revenue	360	961
Current portion of operating lease liabilities	2,201	1,364
Current portion of notes payable	—	6
Other current liabilities	556	992
Total current liabilities	14,248	17,436
Non‑current liabilities
Long‑term notes payable, net of current portion	47,146	47,445
Long-term operating lease liabilities	23,093	24,039
Other long-term liabilities	782	1,021
Total non‑current liabilities	71,021	72,505
Total liabilities	85,269	89,941
Commitments and contingencies
Stockholders’ equity (deficit)
Preferred stock, $0.001 par value, 5,000,000 authorized; 0 (2026 and 2025) issued and outstanding	—	—
Common stock, $0.001 par value, 200,000,000 authorized; 11,054,674 (2026) and 8,253,053 (2025) shares issued and outstanding	11	8
Additional paid‑in capital	529,524	495,289
Accumulated deficit	(520,860)	(497,762)
Total stockholders’ equity (deficit)	8,675	(2,465)
Total liabilities and stockholders’ equity (deficit)	$93,944	$87,476

Biodesix, Inc.

Condensed Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenues
Diagnostic Tests	$23,055	$19,835	$70,695	$54,049
Development Services	986	1,933	5,762	5,695
Total revenues	24,041	21,768	76,457	59,744
Direct costs and expenses	4,660	4,106	13,685	11,840
Research and development	2,994	2,992	9,414	9,131
Sales, marketing, general and administrative	22,499	21,714	71,042	64,573
Impairment loss on intangible assets	—	7	17	106
Total operating expenses	30,153	28,819	94,158	85,650
Loss from operations	(6,112)	(7,051)	(17,701)	(25,906)
Other (expense) income:
Interest expense	(2,002)	(2,074)	(5,961)	(5,657)
Change in fair value of warrant liability, net	—	—	—	(280)
Other income, net	82	409	564	558
Total other expense	(1,920)	(1,665)	(5,397)	(5,379)

Net loss	$(8,032)	$(8,716)	$(23,098)	$(31,285)
Net loss per share, basic and diluted	$(0.75)	$(1.16)	$(2.26)	$(4.24)
Weighted-average shares outstanding, basic and diluted	10,660	7,500	10,207	7,378

Biodesix, Inc.

Reconciliation of Net loss to Adjusted EBITDA (unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net loss	$(8,032)	$(8,716)	$(23,098)	$(31,285)
Interest expense	2,002	2,074	5,961	5,657
Depreciation and amortization	1,400	1,407	4,182	4,283
Share-based compensation expense	852	1,053	2,787	3,064
Change in fair value of warrant liability, net	—	—	—	280
Other (income) expense, net	(82)	(409)	(928)	1
Adjusted EBITDA	$(3,860)	$(4,591)	$(11,096)	$(18,000)